Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 28, 2017, with respect to the consolidated financial statements of Starwood Waypoint Homes, included in Invitation Homes’ Current Report on Form 8-K filed on November 20, 2017 and incorporated by reference in this Registration Statement and related Prospectus of Invitation Homes Inc. for the registration of common stock, preferred stock, depositary shares, purchase contracts, units and warrants of Invitation Homes Inc.

/s/ Ernst & Young LLP

Phoenix, Arizona

March 19, 2019